UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 9, 2004

IMC Global Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-9759	36-3492467
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 South Saunders Road, Lake Forest, Illinois		60045
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:   (847) 739-1200

Not Applicable

(Former Name or Former Address,
if Changed Since Last Report)

Item 5.  Other Events and Required FD Disclosure.

IMC Global Inc. is seeking to obtain certain amendments to its existing senior credit facility, primarily to amend a requirement that IMC refinance the remaining approximately $37 million of senior notes scheduled to mature in 2005 (the 2005 notes) prior to October 15, 2004, and also, among other things, to modify financial ratio covenant levels for 2004.  In 2003, IMC refinanced approximately $413 million of the $450 million 2005 notes then outstanding.  Absent an amendment, should the remainder of the 2005 notes not be refinanced in full prior to October 15, 2004, IMC’s senior credit facility would mature on October 15, 2004.  IMC is seeking the ability to repay approximately $10 million of the 2005 notes at maturity in January 2005 and to extend the date by which it must refinance the remaining balance of the 2005 notes to March 2005.  In order to obtain the amendment pertaining specifically to the extension of the maturity date, IMC must obtain unanimous consent from the participants in its senior credit facility. The other amendments, including the modifying of covenant levels, require only a majority vote of the participants in the facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMC GLOBAL INC.

Date: March 9, 2004
By:	/s/ Douglas A. Pertz
	Name:	Douglas A. Pertz
	Title:	Chairman and Chief Executive Officer